Exhibit 4.10

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Lord Burns	Abbey National plc
Chairman
Abbey National House plc
2 Triton Square
Regent’s Place
London NW1 3AN
30th May 2003	Telephone 020 7756 5534
Facsimile 020 7756 5644
email terry.burns@abbeynational.co.uk
STRICTLY PERSONAL

Mr K. Woodley
Deputy Chairman
Abbey National plc
Rectory Cottage
Combe Hay
Bath BA2 TEG

DEPUTY CHAIRMAN’S FEE

Following a review by the Board, I am pleased to inform you that your fee as Deputy Chairman has been increased by £10,000, from £115,000 per annum to £125,000 per annum. This fee includes £5,000 per annum in recognition of your role as Chairman of the expanded Audit and Risk Committee. The increase will be effective from 1st June 2003 and the first payment of the new fee will be made in September 2003.

You currently contribute £5,000 per quarter from your gross fee to the Payment in Shares scheme for Non-Executive Directors. If you wish to change this as a consequent of the fee increase, please complete and return the attached mandate form (which I will then need to countersign under the Share Dealing Code). If you decide to change your contribution, the first payment under the new arrangement will also be made in September 2003.

Registered office: Abbey National House, 2 Triton Square. Regent’s Place, London NW1 3AN
Registered number: 2294747, Registered in England.
Abbey National plc, which is regulated by the Financial Services Authority, only advises on its own life assurances, pension and collective investment scheme products. CPLH 0491 (B/02)

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	Ian K Treacy Company Secretary	•

Keith Woodley Esq.,
11 Sion Hill,
Bath,
BA1 2UH.

14th June 1996.

Dear Keith,

I am writing to you with details about your forthcoming Board appointment, and we look forward to your attendance at your first Meeting on Tuesday 24th September 1996 at 9.30 a.m. here at Abbey House, Baker Street.

1.	DIRECTORS’ FEES

The current basic fee is £18,000 per annum payable quarterly in arrears at the end of March, June, September and December. If you are agreeable to your Fee being sent direct to your bank I would be grateful if you could let me know the name and address of your bank, the code number and account number. Perhaps you could also advise your PAYE Coding and National Insurance number (and send any exemption certificate) so our Salaries Officer can sort out the necessary details. Additional fees are paid in respect of membership of Board Committees.

At its meeting in May the Board agreed that the basic fee should be increased to £20,000 per annum with effect from 1st January 1997.

2.	EXPENSES	APPENDIX I

Any incidental expenses you incur in attending Board Meetings or other functions of the Company will be met and a few claim forms are enclosed for you to furnish to me whenever convenient to you.

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3.	SHARE DEALING CODE		APPENDIX II

As a Director of Abbey National plc you will be in regular receipt of potentially price sensitive information and accordingly you will be subject to the Company’s Share Dealing Code. A copy of the Code is enclosed and I would be obliged if you could study this carefully, complete the receipt and return it to me. In particular may I draw your attention to the need to obtain prior clearance for any proposed dealing.

If you do decide to deal in Abbey National shares then details have to be forwarded to the Company within five working days of the transaction and we are obliged to enter the details in statutory registers and immediately report such transactions to the Stock Exchange.

To facilitate tracking for compliance purposes we prefer that shares are not held in a nominee name.

Could I please ask you to consult with me if you intend to deal in Abbey National securities.

4.	SHARE HOLDING IN ABBEY NATIONAL plc		APPENDIX III

Please advise me on the attached form of any share holding you or your spouse or infant children have in the ordinary shares of Abbey National.

I can confirm that there are no qualifying shareholding requirements on directors.

5.	REGULATORY FORMALITIES

	i.	The Securities and Futures Authority (SFA)	APPENDIX IV

Abbey National plc is in the process of applying for membership of the SFA in connection with a proposal to provide a sharedealing service. I am attaching a form which SFA requires all directors to complete and would be obliged if you could return it to me. Please do not date it.

	ii.	Form 288	APPENDIX V

This is the standard Form of directors’ consent which will be passed on to Companies House. Please complete and sign where indicated and return to me. Please do not date it.

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	iii.	Declaration of a Director’s Business Activities	APPENDIX VI

This declaration is required by the Stock Exchange and I would be obliged if you could kindly complete the enclosed “Schedule 7”, sign it, and return it to me for submission to the Stock Exchange. Again please do not date it.

There are one or two other less critical forms I will have to ask you to complete but these can be dealt with after your appointment.

6.		DURATION

In accordance with standing Board resolutions and in the context of the Cadbury guidelines on corporate governance the appointment is for three years. Thereafter, subject to mutual agreement, it may be extendible for a further period. The initial appointment will be formalised at the Board meeting in July or alternatively at a special Board meeting just before Vesting Day. Thereafter, you will be required to face election by our shareholders at the Company’s Annual General Meeting in April 1997.

7.		LOANS FROM ABBEY NATIONAL

Please be good enough to advise me if you or any person connected to you is in receipt of any loan from Abbey National.

8.		OTHER INTERESTS

A part from entries in the statutory registers I would be obliged if you could notify me of any other interests which should be recorded by the Company.

9.		PUBLIC ANNOUNCEMENT

Notwithstanding the release of the Transfer Document and Prospectus we are obliged to inform the Stock Exchange of your appointment and the announcement will be made immediately following Board approval. Notification will also be made to the Press.

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10.	DELEGATED AUTHORITIES	APPENDIX VII

There is in existence a binder setting out the framework of high level Board controls and other authorities. This is currently being revised and will be approved by the Board in July. Accordingly, the attached copy is marked “draft”.

11.	INDEPENDENT ADVICE

	In the context of the Cadbury Report on corporate governance there are provisions for directors to obtain independent professional advice. The attached note from the Chairman sets out how these arrangements operate.	APPENDIX VIII

12.	MEMORANDUM AND ARTICLES OF ASSOCIATION

	I am attaching a copy of the Company’s Memorandum and Articles of Association. These set out, inter alia, the powers of directors. I am always available to deal with any queries you may have on any aspect of the Company’s governance arrangements.	APPENDIX IX

13.	DUTIES AND RESPONSIBILITIES OF DIRECTORS

These are of course set out in English Company law but I can make various explanatory publications available to you if you feel any need for help in this regard.

14.	BOARD DATES	APPENDIX X

I attach a schedule of Board dates for the remainder of 1996 and also the schedule for 1997.

15.	“TWINNING”

We operate a practice whereby non-executive directors are “twinned” with an executive director. This provides you with the opportunity of getting to know a particular area of the Company’s business in more detail and can be of help and assistance to the Executive concerned. I will discuss this with you in more detail after you have had an opportunity to get your feet under the table.

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16.	FORTHCOMING FUNCTIONS

The Chairman has arranged for a working Dinner to be held on Monday 21st October, in Wiltons Restaurant, London. This function will be attended by the Chairman, Non-Executive Directors and Mr. Birch only.

We will be holding our usual Christmas function on Monday 16th December at the Savoy Hotel and I hope you and your wife will be able to attend. I will be circulating further details nearer the time.

I apologise for the length of this engagement letter but we feel it is best to set out clearly from the beginning where we stand on these matters. Please feel free to call me if I can be of any help to you over completing the regulatory forms or on any other aspect of this letter. I look forward to working with you in due course.

Yours sincerely,

•
I.K. Treacy,
Company Secretary.

c.c. : Lord Tugendhat, Chairman.

Encls:

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b.c.c. :	Norman Wilkes, Deputy Secretary.
Paul Coote, Director of Compliance.
Leena Nagrecha, Assistant Secretary.

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